Exhibit 7
U.S. Bank National Association
Statement of Financial Condition
As of 3/31/2009
($000’s)

3/31/2009
Assets
Cash and Balances Due From Depository Institutions	$6,290,222
Securities	37,422,789
Federal Funds	3,418,378
Loans & Lease Financing Receivables	180,410,691
Fixed Assets	4,527,063
Intangible Assets	12,182,455
Other Assets	14,275,149

Total Assets	$258,526,747

Liabilities
Deposits	$175,049,211
Fed Funds	10,281,149
Treasury Demand Notes	0
Trading Liabilities	745,122
Other Borrowed Money	34,732,595
Acceptances	0
Subordinated Notes and Debentures	7,779,967
Other Liabilities	6,523,925

Total Liabilities	$235,111,969

Equity
Minority Interest in Subsidiaries	$1,650,987
Common and Preferred Stock	18,200
Surplus	12,642,020
Undivided Profits	9,103,571

Total Equity Capital	$23,414,778

Total Liabilities and Equity Capital	$258,526,747
To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.

U.S. Bank National Association
By:	/s/ Earl W. Dennison Jr.
Vice President
Date: August 4, 2009

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